Exhibit 5.1
HILLER, PC
Attorneys at Law
641 Lexington Avenue, 29th Floor
New York, New York 10022
(212) 319-4000
October 9, 2020
MYOS RENS Technology Inc.
45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
Re: Registration Statement on Form S-4
Ladies and Gentlemen:
We are acting as counsel for MYOS RENS Technology Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of up to 363,087,178 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company, to be issued in connection with the merger (“Merger”) contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of June 30, 2020 (“Merger Agreement”), by and among the Company, Matrix Merger Sub, Inc., a newly-created special purpose subsidiary of the Company, and MedAvail, Inc. (“MedAvail”), a Delaware corporation, which Merger Agreement is described in such Registration Statement and filed as an exhibit thereto.
In connection with this opinion, we have examined and relied upon the Registration Statement and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed in this letter, and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable. In rendering this opinion, we have assumed, as contemplated by the Registration Statement, that (i) prior to the issuance of any Shares, an amendment to the Company’s Amended and Restated Articles of Incorporation effecting a reverse stock split of the Company’s issued and outstanding Shares of Common Stock, in accordance with a ratio of one share of the Company’s Common Stock for every two to fifteen shares of the Company’s Common Stock shall have occurred and be in effect (the “Reverse Split”), and (ii) the actual number of Shares that may be issued in connection with the Merger will thus be the pre-Reverse Split amount used in the foregoing paragraph as adjusted for the Reverse Split. The opinions set forth in this letter are limited to Chapter 78 of Nevada Revised Statutes, as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Proxy Statement/Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/Hiller, PC